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                                                                    Exhibit 11.1


                 Tollgrade Communications, Inc. and Subsidiaries

                        Calculation of Earnings Per Share

              For the Years Ended December 31, 1995, 1996, and 1997

                                                                                      December 31,
                                                                  ------------------------------------------------
                                                                     1995                1996             1997

Net income. . . . . . . . . . . . . . . . . . . . . . . . .       $2,521,827           $5,596,623       $6,883,148
                                                                  ==========           ==========       ==========


Common and common equivalent shares:
    Weighted average number of common
        shares outstanding during the period  . . . . . . .         4,227,648           5,500,884        5,686,182


    Common shares issuable upon exercise
        of outstanding stock options
        Diluted . . . . . . . . . . . . . . . . . . . . . .           276,064             438,778          275,358
                                                                     --------             -------          -------
    Common and common equivalent
        shares outstanding during the period
        Diluted . . . . . . . . . . . . . . . . . . . . . .         4,503,712           5,939,662        5,961,540
                                                                   ----------           ---------       ----------

Earnings per share data:
    Net income per common and common
        equivalent shares
        Basic . . . . . . . . . . . . . . . . . . . . . . .       $       .60          $     1.02       $     1.21
        Diluted . . . . . . . . . . . . . . . . . . . . . .       $       .56          $      .94       $     1.15


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